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                   AMENDMENT TO EXECUTIVE  EMPLOYMENT AGREEMENT

     This Amendment to Executive Employment Agreement ("Amendment") is made and entered into by and between Edward W. Savarese ("Employee") and Imaging Technologies Corporation (the "Company") on June 12, 1998.

     1. Executive and Company are parties to an Executive Employment Agreement ("Agreement") entered into as of July 1, 1990 and amended as of February 25, 1994, January 22, 1997, and April 1, 1998.

     2. In consideration of the mutual covenants and agreements set forth below, Executive and the Company agree as follows:

          (a) Executive resigns from his position as a Director of the Board of the Company effective as of the date of this Amendment.

          (b) Employee shall no longer be Executive Vice-President for Strategic Business Affairs. Employee shall be employed as the Manager of Business Development.

          (c) COMPENSATION. Paragraph 3.1 of the Executive Employment Agreement as amended is further amended to provide that for all services Employee may render to the Company during the Term of this Agreement as amended, Employee will be compensated as follows:

               07-01-98/06-30-02        Years 9-12  -  $188,750

Such annual salary shall be payable in equal bi-monthly installments, subject to income tax, withholding and other payroll tax deductions required by applicable state and federal law.

          (d) TERMINATION WITHOUT CAUSE. Paragraph 5.6 of the Executive Employment Agreement as amended is amended to provide that if the Company terminates Employee's employment at-will, the Company shall nonetheless pay to Employee his salary as provided in paragraph 2(c) of this Amendment, together with any other compensation or benefits due hereunder, for the remainder of the 12-year term; all in a lump sum within 72 hours after such termination, and continue all his fringe benefits for the remainder of the 12-year term. The parties further agree that in the event the Company terminates the Employee's employment at-will, any of the Employee's unvested Warrants shall become immediately vested and the Company shall cause these Warrants to be registered if they have not been previously registered. At his option, the Employee shall be able to


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use either a portion or the entire lump sum provided for in this paragraph towards the purchase of these Warrants.

          (e) INDEMNITY AND INSURANCE COVERAGE. The Company agrees to defend and also agrees to indemnify, other than for punitive damages, Employee against any claim, damage, debt, liability, action, cause of action, cost or expense, including attorneys' fees and costs, actually paid or incurred arising out of or in any way connected with Employee's acts or omissions arising out of Employee's service as a Director, officer, or employee of the Company. Company shall continue to include Employee as a named insured on the Company's insurance policy or policies for Director's and Officer's coverage.

          (f) WARRANTS. Executive shall have the Option, exercisable at any time upon written notice to the Company, to require the Company to advance compensation otherwise payable to Employee in an amount sufficient to fund Employee's purchase of 315,000 shares of the Common Stock of the Company at the current warrant price of $1.00 per share. Except as otherwise set forth in this paragraph (f), the parties agree that nothing in this Amendment affects Employee's rights as a shareholder of the Company, or affects any Warrants previously awarded to the Employee. Company agrees that in exchange for the Employee signing this Amendment, the Company will register all of the Employee's Warrants that have not yet been registered. Company further acknowledges that by signing this Amendment, Employee has completely satisfied his obligation to the Company for the $30,000.00 owed by the Employee for warrants which he previously exercised.

          (g) The Company and Employee agree that any bonus that has been paid to Employee as of the date of this Amendment shall be considered already earned and shall not be subject to any future adjustment. The Chief Executive Officer of the Company and the Company's Board of Directors shall decide in their sole discretion whether to pay Employee any bonus in the future.

Date: June 12, 1998                "COMPANY":

                                   IMAGING TECHNOLOGIES CORPORATION

                                   By  /s/ Brian Bomar
                                      ------------------------------------

                                      BRIAN BOMAR  CEO
                                      ------------------------------------
                                      (Printed Name and Title]


Dated: June 12 1998                "EMPLOYEE":

                                   /s/ Edward W. Savarese
                                   ---------------------------------------
                                        EDWARD W. SAVARESE


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